Exhibit 5.1
March 12, 2009
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626

Re:	Emulex Corporation Registration Statement on Form S-8
For Offering of Common Stock and related preferred stock purchase rights
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,500,000 shares of your common stock, $0.10 par value (the “Stock”), and related preferred stock purchase rights (the “Rights”) issuable pursuant to the Company’s stockholder Rights Agreement, dated January 15, 2009, as amended (the “Rights Agreement”). The Stock represents shares of common stock issuable pursuant to amendments to the Company’s Employee Stock Purchase Plan which was approved by the Company’s stockholders at the Company’s annual meeting of stockholders held on November 19, 2008 (the “Plan”). We are familiar with the actions taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Stock.
     It is our opinion that:
          1. When the Registration Statement has become effective under the Act, subject to said actions being duly taken and completed by you as now contemplated prior to the issuance of the Stock and subject to the appropriate qualification (or exemption therefrom) of the Stock by the appropriate authorities of the various states in which the such Stock will be sold, the Stock will, upon the issuance and the sale thereof in the manner referred to in the Registration Statement and in accordance with the provisions of the Plan, be validly issued, fully paid and non-assessable.
          2. Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and the provisions of the Rights Agreement are complied with in connection with the issuance of the Stock, then the Rights attributable to the Stock will be legally issued.
          In connection with the opinion set forth in paragraph 2 above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion. In addition, in rendering the opinion set forth in paragraph 2 above, we express no opinion with respect to the exercise of any of the Rights and have assumed that sufficient shares of preferred stock will be available for issuance in the event any of the Rights are exercised.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is provided solely for use in connection with the issuance of the shares pursuant to the Plan in accordance with the Registration Statement and is not to be relied upon for any other purpose.
Respectfully submitted,
/s/ JEFFER, MANGELS, BUTLER & MARMARO LLP